Exhibit 99.1

SFX ENTERTAINMENT ACQUIRES I-MOTION, GERMANY’S LARGEST ELECTRONIC MUSIC PROMOTER

Nature One, Mayday and Ruhr-in-Love brands

join SFX event & festival portfolio

NEW YORK — (November 19, 2013) — SFX Entertainment, Inc. (NASDAQ: SFXE), the world’s largest producer of live events and entertainment content focused primarily on electronic music culture (EMC), announced today that it has acquired i-Motion GMBH, the leading electronic music promoter in Germany.  The acquisition brings some of Europe’s leading electronic music brands into the SFX family and provides a foothold for SFX not only in Germany, but also in Poland and Belarus.

Based near Koblenz, i-Motion was founded in 1994 and has been at the center of the growth of electronic music in Europe’s biggest territory.  Among the brands joining the SFX portfolio are: Nature One, founded in 1995 and one of Europe’s longest running festivals, the event sells more than 100,000 tickets a year; Mayday, the first major event in the history of electronic music, which was established in 1991 and currently operates in Germany, Poland and Belarus; and Ruhr-in-Love, the outdoor festival for the “electronic music family,” which celebrated its 10th anniversary in 2013, while providing 38 imaginatively designed stages and dance floors on grass lawns, attracting 46,000 visitors.

“i-Motion is a key strategic acquisition for us, as it sits at the helm of dance music in Europe’s biggest country and is a portal to the fast-growing EMC markets of Continental Europe,” said Robert F.X. Sillerman, Chairman and CEO, SFX Entertainment.  “It gives us an incredible base with Nature One, Mayday and Ruhr-in-Love and affords us a promoter-platform to build other SFX brands throughout the entire European continent.  Oliver Vordemvenne and his team have contributed deeply to the overall growth of electronic music over the last two decades and we are proud to have them as part of the SFX family.”

Oliver Vordemvenne, CEO of i-Motion GMBH, commented, “We are excited to join forces with SFX. It is rewarding to see the electronic music scene develop as it has.  After almost 20 years as a part of the scene, it is the logical next step and is a great opportunity for our company. The electronic music culture has always been ahead of the curve, and to combine it with the digital world is a smart move into the future.”

In addition SFX, which commenced trading on the Nasdaq Global Select Market on October 9, will file its earnings on Friday, November 22, and has scheduled a conference call for 10 AM on that date.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused primarily on electronic music culture (‘‘EMC’’). SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community.  SFX was borne out of the technology revolution, as the music industry evolved into DJ- and producer-led creations driven by social and digital consumer media.  SFX produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents and Life in Color. SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events.

About i-Motion

The Koblenz-based i-Motion has been in existence since 1994 and is the German market leader for live events in the dance and electronic music segment, and has reach in Poland, Hungary, Russia, Estonia and other European markets.  With Nature One, i-Motion has established one of the most successful music festivals in Germany.  With Ruhr-in-Love, it has implemented a totally new festival concept.  i-Motion also operates Mayday, the largest indoor dance event in Germany.  Other events in Germany include, Syndicate, WinterWorld, Toxicator, electric city and RadioNation

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

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Media Contact for SFX Entertainment:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com